UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 7, 2007

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INSULCRETE, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State of Incorporation)	033-27508-LA (Commission File No.)	33-0338441 (IRS Employer Identification No.)

1400 Norris Road, Bakersfield, California 93308
(Address of Principal Executive Office)

Registrant's telephone number including area code:  (661) 391-3838

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]  Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the exchange Act (17 CFR 240.13e-4(c)).

Item 3.02  UNREGISTERED SALES OF EQUITY SECURITIES

          As described in Item 5.03 below, on March 7, 2007, the Company's Board of Directors approved the designation of 900,000 shares of the Company's authorized preferred stock (par value $0.01) as Series B Preferred Stock.

          The Company intends to complete negotiations with three current holders of the Company's common stock which, if negotiations are successful, may allow the Company the opportunity to acquire approximately 3,000,000 or more shares of the Company's previously issued common stock.

          The issuance of the Company's Series B Preferred Stock will follow the Company's plans. If the negotiations (described above) are successful, the issuance of the Series B Preferred Stock will be undertaken pursuant to a claim of exemption under Section 4(2) of the Securities Act of 1933 wherein: (1) the Company will not receive any cash proceeds from the exchange of the common stock for the Series B Preferred Stock; (2) the Company will not incur any commissions or fees to any NASD broker-dealer; (3) each of the holders of the common stock to be acquired will be sophisticated and experienced in making investments involving the purchase of restricted securities issued by a small public company whose common stock does not trade in any liquid trading market; (4) each of the holders will receive, prior to the transaction, such disclosures regarding the Company, including prior year audited financial statements and other disclosures regarding the Company so as to ensure that they can make an informed investment decision; (5) each of the holders will be given access to the Company's books and records and have an opportunity to ask questions of and receive answers to such questions from the Company's management; and (6) the certificates representing the Series B Preferred Stock will be issued with a restricted securities legend and each person who acquires the Series B Preferred Stocjk will be required to execute an investment agreement with customary assurances required for transactions involving the offering and sale of restricted securities.

          The Company remains committed to taking appropriate action to enhance the Company and its shareholders. There can be no assurance that the Company will be successful in the negotiations or, if it is successful, that the actions the Company takes will, in fact, result in any increase in the value of the Company's common stock. The Company remains a small company with very meager financial resources which have been used primarily to support the survival of the Company.

          Any person who acquires the Company's common stock should understand that there can be no guarantee that the Company will be successful in any of the plans or efforts that its management has taken to revive the Company, to acquire or develop a business or in other matters. The Company continues to face multiple uncertainties and risks many of which are beyond its control.

ITEM 5.03  AMENDMENT TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR

          On March 7, 2007, the Company's Board of Directors approved the designation of 900,000 shares of the Company's Preferred Stock to be designated as Series B Preferred Stock. The action was taken by the Board under the authority granted it in the Company's Certificate of Incorporation which gives the Board the right to designate one or more series of Preferred Stock with such rights and privileges as the Board determines.

          In general, the Series B Preferred Stock has the following rights and privileges: (i) each share of the Series B Preferred Stock has the right to two votes per share and to vote with the Company's common stockholders on any matter presented before them; (ii) each share of the Series B Preferred Stock has the right to convert into four shares of the Company's Common Stock at any time after July 1, 2007; and (iii) the number of shares of the Company's Common Stock that are to be issued upon conversion of the Series B Preferred Stock are not to be reduced or increased by reason of any forward or reverse stock split or other recapitalization. The Series B Preferred Stock is not redeemable by the Company on or after July 1, 2008. In the event that the Company's Board of Directors declares any dividends, the holders of the Series B Preferred Stock have the same rights and privileges and are entitled to share ratably with the holders of the Company's Common Stock in any such dividend.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INSULCRETE, INC.
Date: March 15, 2007	By: /s/ Lisa Norman Lisa Norman, President